Exhibit 3.1

THIRD AMENDMENT

TO

THIRTEENTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

PROLOGIS, L.P.

February 4, 2020

THIS THIRD AMENDMENT (this “Amendment”) to the THIRTEENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of PROLOGIS, L.P. is made and entered into as of February 4, 2020.

W I T N E S S E T H:

WHEREAS, Prologis, L.P. (the “Partnership”), a Delaware limited partnership, exists pursuant to that certain Thirteenth Amended and Restated Agreement of Limited Partnership dated as of June 3, 2011 (as amended by the First Amendment dated as of February 27, 2014 and the Second Amendment, dated as of October 7, 2015, and as it may be amended or supplemented from time to time, the “Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, Prologis, Inc., a Maryland corporation (the “Company”), is the sole general partner of the Partnership;

WHEREAS, the Company has entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, the Partnership, Lambda REIT Acquisition LLC (“Merger Sub”), Lambda OP Acquisition LLC (“OP Merger Sub”), Liberty Property Trust (“LPT”), Liberty Property Limited Partnership (“Liberty OP”) and Leaf Holdco Property Trust;

WHEREAS, the Merger Agreement provides, among other things, that (i) the Company, certain of its subsidiaries and Merger Sub shall cause the contribution of all of the outstanding equity interests of LPT to the Partnership (the “Contribution”) in exchange for the issuance by the Partnership to certain of the Company’s subsidiaries of newly issued Common Units equal to the aggregate number of shares of common stock, par value $0.01 per share, of the Company issued in the Topco Merger (as such term is defined in the Merger Agreement) (the “First Unit Issuance”); (ii) immediately following the Contribution and Issuance Effective Time, OP Merger Sub shall be merged with and into Liberty OP, with Liberty OP being the surviving entity and becoming an indirect wholly owned subsidiary of the Partnership (the “Partnership Merger” and the date and time at which the Partnership Merger becomes effective, the “Partnership Merger Effective Time”); (iii) each of the limited partnership interests of Liberty OP (other than any Liberty OP Preferred Unit (as defined below)) that is issued and outstanding immediately prior to the Partnership Merger Effective Time will automatically be converted into a number of new validly issued Common Units in an amount equal to the Exchange Ratio (as defined in the Merger Agreement), and each holder of Common Units will be admitted as a limited partner of the Partnership following the Partnership Merger Effective Time in accordance with the of the Partnership Agreement; (iv) each of the partnership interests in Liberty OP designated as a “6.25% Series I-2 Cumulative Redeemable Preferred Partnership Interest” (a “Liberty OP Preferred Unit”) under the second amended and restated agreement of limited partnership of Liberty OP, as amended from time to time, issued and outstanding immediately prior to the Partnership Merger Effective Time shall be automatically converted into one new validly issued limited partnership interest in the Partnership to be designated as a “6.25% Series T Cumulative Redeemable Preferred Partnership Unit” under the Partnership Agreement (the “New Preferred OP Units”) and each holder of New Preferred OP Units shall be admitted as a limited partner of the Partnership in accordance with the terms of the Partnership Agreement; and (v) in connection with the foregoing transactions, the Company, as the general partner of the Partnership, shall cause the Partnership Agreement to be amended as described in the Merger Agreement;

WHEREAS, in connection with and in furtherance of the foregoing, the Company desires to establish a class of partnership interests having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein, such partnership interest to be expressed as a number of partnership units to be referred to as 6.25% Series T Cumulative Redeemable Preferred Partnership Units;

WHEREAS, Section 4.3.C of the Partnership Agreement provides that the General Partner may accept additional capital contributions of cash, real property or other non-cash assets and in connection with any such additional capital contributions (of cash or property), the General Partner is authorized to cause the Partnership from time to time to issue additional partnership units or other partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, and duties, including rights, powers, and duties senior to then existing limited partnership interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, and as set forth by amendment to the Partnership Agreement, including without limitation: (i) the allocations of items of Partnership income, gain, loss, deduction, and credit to such class or series of partnership interests; (ii) the right of each such class or series of partnership interests to share in Partnership distributions; (iii) the rights of each such class or series of partnership interests upon dissolution and liquidation of the Partnership; and (iv) the right to vote;

WHEREAS, in the event that the Partnership issues additional partnership interests pursuant to Section 4.3.C of the Partnership Agreement, the General Partner shall make such revisions to the Partnership Agreement (including but not limited to the revisions described in Sections 5.4, 6.2.C, and 8.6 thereof) as it determines are necessary to reflect the issuance of such additional partnership interests;

WHEREAS, pursuant to Sections 7.3.D(ii) and (iii) of the Partnership Agreement, the Partnership Agreement may be amended by the General Partner without the Consent of Partners to reflect the issuance of additional Partnership Interests pursuant to Section 4.3.C, the admission of Partners (which may be effected through the replacement of Exhibit A with an amended Exhibit A), and to set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional Partnership Interests issued pursuant to Article 4; and

WHEREAS, pursuant to Section 12.2.B of the Partnership Agreement, the admission of any person as an Additional Limited Partner shall become effective on the date upon which the name of such person is recorded on the books and records of the Partnership, following the receipt of the Capital Contribution in respect of such Limited Partner, the documents set forth in Section 12.2.A of the Partnership Agreement and the consent of the General Partner to such admission.

NOW, THEREFORE, pursuant to Sections 2.4 and 7.3.D(ii) and (iii) of the Partnership Agreement, the General Partner hereby amends the Partnership Agreement as follows:

Section 1.    DEFINED TERMS.

Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Partnership Agreement. If the same term is defined both herein and in the Partnership Agreement, the definition herein shall supersede and replace in its entirety the definition set forth in the Partnership Agreement for all purposes. The following defined terms used in this Amendment or elsewhere in the Partnership Agreement shall have the meanings specified below:

“Series T Preferred Capital” means a Capital Account balance equal to the product of (i) the number of Series T Preferred Units then held by the Partner multiplied by (ii) the sum of $25 and any Preferred Distribution Shortfall per Series T Preferred Unit.

“Series T Preferred Limited Partner” means any Person that holds Series T Preferred Units and is named as a Series T Preferred Limited Partner in the books and records of the Partnership (including, if applicable, Exhibit A attached hereto, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such Series T Preferred Units as provided in Exhibit M hereto).

“Series T Preferred Unit” means a Partnership Unit which is designated as a 6.25% Series T Cumulative Redeemable Preferred Partnership Units having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Exhibit M hereto and elsewhere in this Amendment and the Partnership Agreement in respect of the Series T Preferred Limited Partner.

“Series T Priority Return” shall mean an amount equal to 6.25% per annum, as the same may be adjusted pursuant to Section 3(a) of Exhibit M hereto, of a 360-day year of twelve (12) 30-day months (and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days), cumulative to the extent not distributed for any given distribution period pursuant to Article 5 of the Partnership Agreement, of the stated value of $25 per Series T Preferred Unit, commencing on the date of issuance of such Series T Preferred Unit.

Section 2.    DEFINED TERMS AMENDMENTS.

The definition of “Junior Units” in Section 1 of the Partnership Agreement is amended by inserting the following text at the end of the last sentence:

“and the Series T Preferred Units”

The definition of “Parity Preferred Unit” in Section 1 of the Partnership Agreement is amended by inserting the following text in between the words “the Series S Preferred Units” and “with respect to distributions…”:

“and the Series T Preferred Units”

The definition of “Partnership Interest” in Section 1 of the Partnership Agreement is amended by inserting the following text to the last sentence in between the words “the Series S Preferred Units” and “are the only Partnership Interests…”:

“and the Series T Preferred Units”

The definition of “Preferred Unit” in Section 1 of the Partnership Agreement is amended by inserting the following text at the end of the last sentence:

“and the Series T Preferred Units”

The definition of “Priority Return” in Section 1 of the Partnership Agreement is amended by inserting the following text at the end of the last sentence:

“and (viii) the Series T Preferred Units, the Series T Priority Return”

Section 3.    EXHIBIT M TERMS.

In making distributions pursuant to Section 5.1 and Section 13.2 of the Partnership Agreement and allocations pursuant to Article 6 of the Partnership Agreement, the General Partner of the Partnership shall take into account the provisions of Exhibit M hereto.

Section 4.    SECTION 6.2.B AMENDMENT.

Section 6.2.B.2(a) of the Partnership Agreement is amended by inserting the following text at the end of the parenthetical thereof:

“and the Series T Preferred Capital”

Section 5.    SECTION 6.2.C AMENDMENT.

Section 6.2.C of the Partnership Agreement is amended by inserting the following text at the end of the first sentence thereof:

“and the Series T Preferred Units”

Section 6.    NEW EXHIBIT M.

The Partnership Agreement is hereby supplemented by adding after Exhibit L thereof a new Exhibit M as follows:

EXHIBIT M

SERIES T PREFERRED UNITS

Section 1.	Capital Contributions.

The initial Capital Contribution of each Series T Preferred Limited Partner is set forth opposite the name of such Series T Preferred Limited Partner on Exhibit A hereto.

Section 2.              Designation and Number. A series of Partnership Units in the Partnership designated as the “6.25% Series T Cumulative Redeemable Preferred Partnership Units” (the “Series T Preferred Units”) is hereby established. The maximum number of Series T Preferred Units shall be 213,483.

Section 3.

(a)           Payment of Distributions. Subject to the rights of holders of Parity Preferred Units and holders of Partnership Units ranking senior to the Series T Preferred Units as to payment of distributions, pursuant to Section 5.1 and Section 24.3.A of the Partnership Agreement, holders of Series T Preferred Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions at the rate per annum of 6.25% of the stated value of $25 per Series T Preferred Unit. All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly in arrears, on or before March 31, June 30, September 30 and December 31 of each year commencing on the first such date to occur after the original date of issuance, and (ii) in the event of a redemption of Series T Preferred Units, on the redemption date (each a “Series T Preferred Unit Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve (12) 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series T Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series T Preferred Units will be made to the holders of record of the Series T Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Preferred Unit Distribution Payment Date.

(b)           Distributions Cumulative. Distributions on the Series T Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the declaration, setting aside for payment or current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series T Preferred Units will accumulate as of the Series T Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series T Preferred Unit Distribution Payment Date to holders of record of the Series T Preferred Units on the record date fixed by the Partnership acting through the General Partner, which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

(c)           Priority as to Distributions.

(i)                 So long as any Series T Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any Junior Units, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series T Preferred Units, any Parity Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series T Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full or a sum sufficient for such full payment has been irrevocably deposited in trust for immediate payment. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion or exchange of Junior Units or Parity Preferred Units into Partnership Interests of the Partnership ranking junior to the Series T Preferred Units as to distributions and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, (c) the redemption of Partnership Interests corresponding to any Parity Preferred Stock or Junior Stock to be purchased by the General Partner pursuant to the Charter to preserve the General Partner’s status as a real estate investment trust; provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter or (d) the authorization, declaration, payment, or setting apart for payment, of distributions of cash or other property on or with respect to Parity Preferred Units (including Series Q Preferred Units) for or in respect of the then current distribution period; provided that full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment on the Series T Preferred Units for all full quarterly distribution periods terminating on or prior to the distribution payment date for such Parity Preferred Units.

(ii)              So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series T Preferred Units, all distributions authorized and declared on the Series T Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series T Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series T Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other. No interest or any sum of money in lieu of interest shall be payable in respect of any distribution, payment or payments on Series T Preferred Units which may be in arrears.

(d)           No Further Rights. Holders of Series T Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described in this Amendment.

Section 4.	Reserved.

Section 5.	Liquidation Proceeds.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Partnership, distributions on the Series T Preferred Units shall be made in accordance with Article 13 of the Partnership Agreement.

(b)           Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage prepaid, not less than twenty (20) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series T Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c)           No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series T Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(d)           Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Partnership with or into any other corporation, trust, partnership, limited liability company or other entity (or of any other corporation, trust, partnership, limited liability company or other entity with or into the Partnership), or the sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Partnership shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership; provided that upon the sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Partnership, if the common stock of the General Partner shall no longer be traded on a nationally recognized exchange, prior to the Partnership making any distributions to the holders of Junior Units, the Partnership shall set aside and reserve an amount equal to the aggregate Capital Accounts of all Parity Preferred Units at the time of such sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Partnership and shall not distribute the amounts so reserved until the liquidation of the Partnership and distribution of amounts pursuant to Article 13 of the Partnership Agreement.

Section 6.	Redemption.

(a)           Option of Series T Partners to Cause Optional Redemption.

(i)                 Each holder of the Series T Preferred Units may, at its sole option, at any time after the date of this amendment, but not more than one time during any calendar quarter, require the Partnership to redeem such holder’s Series T Preferred Units, in whole or in part (but, with respect to partial redemptions, not in an amount less than one thousand (1,000) units in any given redemption), at any time or from time to time, upon ten (10) days written notice, at a redemption price, payable in cash, equal to the original Capital Contribution of such holder with respect to such Units plus the cumulative Series T Priority Return with respect to such Units, whether or not declared, to the redemption date to the extent not previously distributed (the “Series T Redemption Price”).

(b)           Mandatory Redemption at the Option of the Partnership. On or after the date following the date of expiration of the Protected Period with respect to any Series T Preferred Holder, the Partnership at its sole option shall have the right to redeem the Series T Preferred Units held by any Series T Preferred Holder, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days written notice, at a redemption price, payable in cash, equal to the Series T Redemption Price for such holder; provided, however, that no redemption pursuant to this Section 6 will be permitted if the Series T Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Series T Priority Return, as the case may be, whether or not declared, to the redemption date to the extent not previously distributed.

(c)           Procedures for Redemption.

(i)                 In the case of a redemption at the option of a holder of Series T Preferred Units pursuant to Section 6(a), such holder shall provide written notice of such redemption to the Partnership at the executive offices of its general partner. The Partnership will pay the Series T Redemption Price within ten (10) days of receipt of the holder’s notice of redemption. If the Series T Preferred Units are evidenced by a certificate and if fewer than all Series T Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued, upon surrender of the certificate evidencing all Series T Preferred Units, evidencing the unredeemed Series T Preferred Units without cost to the holder thereof. On and after the date of such redemption, distributions will cease to accumulate on the Series T Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series T Preferred Units is not a Business Day, then payment of the Series T Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). If payment of the Series T Redemption Price is not made by the Partnership on the redemption date, distributions on such Series T Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

(ii)              In the case of a redemption at the option of the Partnership pursuant to Section 6(b), notice of redemption (which shall be irrevocable) will be mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series T Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice or in the transmission thereof shall affect the validity of the proceedings for the redemption of any Series T Preferred Units except as to the holder to whom such notice was defective or not given or received. In addition to any information required by law, each such notice shall state: (1) the redemption date; (2) the Series T Redemption Price; (3) the aggregate number of Series T Preferred Units to be redeemed and if fewer than all of the outstanding Series T Preferred Units are to be redeemed, the number of Series T Preferred Units to be redeemed held by such holder; (4) the place or places where the Series T Preferred Units are to be surrendered for payment of the Redemption Price; (5) that distributions on the Series T Preferred Units to be redeemed will cease to accumulate on such redemption date; and (6) that payment of the Redemption Price will be made upon presentation and surrender of such Series T Preferred Units.

(iii)            If the Series T Preferred Units are evidenced by a certificate and if fewer than all Series T Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued, upon surrender of the certificate evidencing all Series T Preferred Units, evidencing the unredeemed Series T Preferred Units without cost to the holder thereof. On and after the date of such redemption, distributions will cease to accumulate on the Series T Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series T Preferred Units is not a Business Day, then payment of the Series T Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). If payment of the Series T Redemption Price is not made by the Partnership on the redemption date, distributions on such Series T Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

Section 7.	Voting Rights.

(a)           Holders of the Series T Preferred Units will not have any voting rights or right to consent except as set forth below.

(b)           So long as any Series T Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series T Preferred Units outstanding at the time, (i) (A) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests senior to the Series T Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up, (B) reclassify any Partnership Interests of the Partnership into any such senior Partnership Interest, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such senior Partnership Interests; (ii) (A) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units, (B) reclassify any Partnership Interest into a Parity Preferred Unit, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Parity Preferred Unit; provided, however, that restrictions contained in this clause (ii) of this paragraph (b) shall apply only to Parity Preferred Units that are issued to an Affiliate of the Partnership other than on arms’ length terms, and to no other issuance, including, without limitation, an issuance to the General Partner, the purpose of which is to allow the General Partner to issue corresponding Preferred Shares to persons who are not Affiliates of the Partnership; (iii) either (A) consolidate or merge into or with any corporation or other entity or (B) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise, in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series T Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of a merger or consolidation, so long as (1) the Partnership is the surviving entity and the Series T Preferred Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state, and such entity substitutes for the Series T Preferred Units other interests in such entity having substantially the same terms and rights as the Series T Preferred Units, including with respect to distributions, redemption, tax protection, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series T Preferred Units; provided, further, that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series T Preferred Units, if such Partnership Units rank (y) junior to the Series T Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or (z) on a parity with the Series T Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up; provided, however, that any Preferred Units issued in reliance on the preceding clause (z) shall have been issued to an Affiliate of the Partnership on arms’ length terms, or to the General Partner in order to allow the General Partner to issue corresponding Preferred Shares to persons who are not Affiliates of the Partnership; or (iv) amend or modify the terms of this Amendment; provided, however, that with respect to clauses (i) and (ii) of this paragraph (b), if (1) the holders of the then outstanding Parity Preferred Units other than the Series T Preferred Units shall have approved such action and (2) the Series T Preferred Units are affected by such action in substantially the same manner as are the then outstanding Parity Preferred Units, then the holders of the Series T Preferred Units shall be deemed to have approved such action without the need for any vote of such holders. In the event of any conflict or inconsistency between this Section 7 and Article 14 of the Partnership Agreement, this Section 7 shall control.

Section 8.              Transfer Restrictions. The Series T Preferred Units shall be subject to the provisions of Article 11 of the Partnership Agreement; provided, however, that the General Partner shall act reasonably in exercising its discretion pursuant to the provisions of Article 11 of the Partnership Agreement and shall not withhold its consent to any transfer to any Person (other than, for the avoidance of doubt, pursuant to Section 11.6.E(ix) of the Partnership Agreement), and the admission of such Person as a Substituted Limited Partner, which Person does not violate the requirements of Section 11.6.E of the Partnership Agreement and such transfers do not cause the total number of holders of Series T Preferred Units which would be considered partners under Treasury Regulations Section 1.7704-1(h)(3), at any time the Partnership is satisfying the private placement safe harbor of Treasury Regulations Section 1.7704-1(h), to exceed the lesser of (i) six (6) and (ii) the maximum number that would permit the Partnership to continue to satisfy such safe harbor (but in assessing the status of such safe harbor, (1) substituting “90” for “100”; and (2) taking into account any number of partners that the General Partner reasonably anticipates becoming partners within the meaning of the Treasury Regulations Section 1.7704-1(h)(3) within six months of the date of such transfer by the Series T Preferred Unit holders).

Section 9.	No Exchange or Conversion Rights.

(a)           Holders of Series T Preferred Units shall not be entitled to any Redemption rights provided to Limited Partners pursuant to Section 8.6 of the Partnership Agreement.

(b)           Except as set forth in this Amendment, the holders of the Series T Preferred Units shall not have any rights to convert, redeem or exchange their Series T Preferred Units for any other property (including cash) of the Partnership or the General Partner, including for units of any other class or series of units or into any other securities of, or interest in, the Partnership or the General Partner.

Section 10.	No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series T Preferred Units.

Section 11.           Admission of Limited Partners: Exhibits to Partnership. In accordance with Article 12 of the Partnership Agreement, the Series T Preferred Partners are hereby admitted as Additional Limited Partners. Exhibit A to the Partnership Agreement is hereby amended to reflect the issuance of the Series T Preferred Units provided for herein.

Section 12.            Tax Protection Provisions for the Series T Preferred Partners. The holders of the Series T Preferred Units shall be entitled to certain rights with respect to the ownership of their Interests as follows:

(a)            Tax Protection Definitions.

(i)                 “Aggregate Protected Amount Per Protected Partner” shall mean, for each Protected Partner, the amount set forth in Exhibit B to this Amendment with respect to such Protected Partner.

(ii)              “Guarantee Opportunity” shall have the meaning set forth in Section 12(b).

(iii)            “Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.

(iv)             “Protected Partners” shall mean the Partners listed on Exhibit A on the date of the execution of this Amendment and any person who holds Protected Units and acquired such Protected Units from a Protected Partner in a transaction in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the Protected Partner in such Protected Units. Notwithstanding the foregoing, a person who acquires Protected Units as the result of the death of a Protected Partner shall not be considered a Protected Partner with respect to such Protected Units if such death results in a step-up in tax basis in such Protected Units.

(v)               “Protected Period” shall mean, for each Protected Partner, the period identified for such Protected Partner in Exhibit B.

(vi)             “Protected Units” shall mean (1) solely those Series T Preferred Units issued on the date of the execution of this Amendment and held by a Protected Partner and (2) any Partnership Units thereafter issued by the Partnership to Protected Partners in exchange for Protected Units held by Protected Partners in a transaction in which the transferee’s adjusted basis in the issued Partnership Units is determined, in whole or in part, by reference to the transferee’s basis in Protected Units. Notwithstanding the foregoing, a Protected Unit shall cease to constitute a Protected Unit upon (1) the death of the Protected Partner holding such Protected Unit and such death results in a step-up in the tax basis such Protected Unit or (2) the sale, exchange, transfer or other disposition of such Protected Unit (other than any sale or exchange transaction in which the transferee’s basis is determined, in whole or in part, by reference to the adjusted basis of the transferor). In addition, upon the death of any Indirect Owner in a Protected Partner (if such death results in a step-up in the tax basis in such Protected Units), or upon an Indirect Owner’s sale, exchange, transfer or other disposition of some or all of such Indirect Owner’s equity interest in a Protected Partner (other than any sale or exchange transaction in which the transferee’s basis is determined, in whole or in part, by reference to the adjusted basis of the transferor Indirect Owner), the Protected Units treated as held by such Protected Partner shall be reduced such that the Protected Units held by such Protected Partner shall equal the Protected Units that would have been held by the Indirect Owners in the aggregate, following such event, had the Indirect Owners directly received Protected Units in the Contribution and the Indirect Owner had either directly transferred a portion of such Protected Units or died holding such Protected Units (if such death results in a step-up in the tax basis such Protected Units and taking into account all prior transactions involving the death of an Indirect Owner in such Protected Partner or the sale, exchange, transfer or other disposition of an Indirect Owner’s equity interest in such Protected Partner (other than a sale or exchange transaction in which the transferee’s basis is determined in whole or in part by reference to the adjusted basis of the transferor Indirect Owner)).

(vii)          “Qualifying Debt” shall mean indebtedness of the Partnership, directly or indirectly, provided that (i) such indebtedness is a recourse liability of the Partnership with respect to which the holder has recourse against all or substantially all of the assets of the Partnership in the event there is an event of default under the indebtedness, and (ii) no holder of such indebtedness, to the knowledge of the Partnership or the General Partner, has an interest in the Partnership other than as a creditor or is related to a person who has an interest in the Partnership other than as a creditor, in each case within the meaning of Treasury Regulations Section 1.465-8.

(b)           Obligation of Partnership to Provide Debt Protection.

(i)                 The Partnership, during the Protected Period, shall make available to each Protected Partner the opportunity (a “Guarantee Opportunity”) to have such Protected Partner or its Indirect Owners guarantee Qualifying Debt substantially in the form of the Guaranty of Collection attached as Exhibit C to this Amendment (as may be amended from time to time, in the General Partner’s reasonable discretion, in order to comply with the form required in Section 12(b)(ii)) on the date upon which the Partnership Merger becomes effective. Any such Guarantee Opportunity will be made available to each Protected Partner in an amount equal to the amount listed in Exhibit B as the Aggregate Protected Amount Per Protected Partner; provided that the Aggregate Protected Amount Per Protected Partner with respect to a Protected Partner shall be reduced to the extent that the Protected Units with respect to such Protected Partner are redeemed pursuant to Section 6 or to the extent that the Protected Units with respect to such Protected Partner otherwise cease to be Protected Units. Each Protected Partner and its Indirect Owners may allocate such Guarantee Opportunity in any manner they choose. In the event that, during the Protected Period, the Partnership refinances or otherwise no longer continues to maintain any Qualifying Debt with respect to which one or more Protected Partners (or their Indirect Owners) that have executed the Guaranty of Collection, the Partnership shall make available to each such Protected Partner or Indirect Owner a new Guarantee Opportunity to guarantee an amount of the new Qualifying Debt equal to the amount of the refinanced or repaid Qualifying Debt that was guaranteed by such Protected Partner or Indirect Owner immediately prior to the date of the refinancing or repayment pursuant to the Guaranty of Collection. The Partnership shall provide notice of the proposed refinancing or repayment and related Guarantee Opportunity to each affected Protected Partner at least fifteen (15) Business Days in advance of the closing of such refinancing or repayment.

(ii)              Any such Guaranty Opportunity shall be in the form and substance as required under the Treasury Regulations (including, temporary, proposed and final Treasury Regulations and as such regulations may be amended from time to time) promulgated under Sections 752 and 704 of the Code in order for such Guaranty Opportunity to be recognized as a payment obligation for purposes of Treasury Regulations Section 1.752-2, as reasonably determined by the General Partner.

(iii)            Neither the Partnership nor the General Partner makes any representation or warranty to any Protected Partner or Indirect Owner that providing a guarantee entered into pursuant to this Section 12(b) will be respected for federal income tax purposes as providing such Protected Partner or Indirect Owner with an allocation of any such liability for purposes of Code Section 752 or as causing such Protected Partner or Indirect Owner to be “at risk” with respect to such liability for purposes of Code Section 465; provided, however, that the Partnership shall report debt so guaranteed as allocable for such purposes to the extent provided or permitted under the Code, the applicable Treasury Regulations, or other appropriate authority.

(c)            Indemnification for Breaches of Section 12(b).

(i)                 In the event that the Partnership breaches its obligations to a Protected Partner (or an Indirect Owner thereof) set forth in Section 12(b), each such Protected Partner shall receive from the Partnership as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner (or Indirect Owner thereof) as a result of the gain recognized by such Protected Partner (or Indirect Owner thereof) by reason of such breach plus an additional amount so that, after the payment by such Protected Partner (or Indirect Owner thereof) of all taxes on amounts received pursuant to this Section 12(c), such Protected Partner (or Indirect Owner thereof) retains an amount equal to its total tax liability incurred as a result of such breach. For purposes of the preceding sentence, (i) all income arising from a transaction or event that is treated as ordinary income under the applicable provisions of the Code and all payments under this Section 12(c)(i) shall be treated as subject to federal, state and local income tax at an effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in such city and state, (ii) all income arising from a transaction or event that is treated as “unrecaptured section 1250 gain” within the meaning of Code Section 1(h)(6) with respect to such Protected Partner shall be subject to federal, state and local income tax at the effective tax rate imposed on the unrecaptured section 1250 gain of individuals residing in the city and state of residence of such Protected Partner, (iii) all other income arising from the transaction or event shall be subject to federal, state, and local income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal, state and local rates on long-term capital gains then in effect, (iv) any amounts giving rise to a payment pursuant to this Section 12(c)(i) will be determined assuming that the transaction or event giving rise to the Partnership’s obligation to make a payment was the only transaction or event reported on the Protected Partner’s tax return (i.e., without giving effect to any loss carry forwards or other deductions attributable to such Protected Partner); provided, however, that tax effect will be given to any suspended losses of a Protected Partner (or Indirect Owner thereof) with respect to its direct or indirect investment in the Partnership, (v) any amounts payable with respect to state and local income taxes shall be assumed to be deductible for federal income tax purposes to the fullest extent of the law, and (vi) any amounts payable with respect to local income taxes shall be assumed to be deductible for state income tax purposes to the fullest extent of the law. The Partnership shall be considered to have satisfied its obligations under Section 12(b), and therefore shall have no liability under this Section 12(c) for breach of such Section 12(b), if it offers a Protected Partner a Guarantee Opportunity in accordance with Section 12(b), and such Protected Partner fails to accept such Guarantee Opportunity. In no event shall the Partnership’s liability under this Section 12(c) with respect to any Protected Partner for a breach of Section 12(b) exceed such Protected Partner’s tax on gain recognized with respect to such Protected Partner’s Aggregate Protected Amount Per Protected Partner plus any additional amounts payable so that such Protected Partner retains an amount equal to the tax on any gain recognized with respect to such Aggregate Protected Amount Per Protected Partner.

(ii)              Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner (or Indirect Owner thereof) for a breach or violation of the covenants set forth in Section 12(b) shall be a claim for damages against the Partnership, computed as set forth in Section 12(c), and no Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 12(b).

Section 13.            Notice of Death and Sale Events. Each Protected Partner hereby covenants and agrees to provide, on its own behalf or through its legal representatives, the Partnership with written notice of any change in the direct or indirect ownership of Protected Units (including, but not limited to, the death of such Protected Partner or any Indirect Owner thereof) promptly after any such change in ownership.

Section 14.	In-Kind Redemption of Series T Preferred Units.

(a)           Subject to a minimum $5,000,000 aggregate threshold for Series T Preferred Units being redeemed in any single in-kind redemption for one or more properties and the conditions and limitations set forth below, any holder of Series T Preferred Units or group of such holders (“In-Kind Redeeming Preferred Partners”) may request that the Partnership redeem all, but not less than all, of their Series T Preferred Units for an in-kind distribution of one or more properties identified by such In-Kind Redeeming Preferred Partners (“Identified Property”) which may include either (i) properties held by the Partnership, but only to the extent the distribution of such property is consented to in writing by the General Partner which consent may be granted or withheld in its sole discretion (“Owned Properties”), or (ii) properties acquired by the Partnership from third parties (“New Properties”). Subject to Section 14(e), such Owned Properties or New Properties shall have a net equity value equal to the Series T Redemption Price of the Series T Preferred Units being redeemed (which value shall be 97.5% of the Series T Redemption Price on such Series T Preferred Units being redeemed in the case of New Properties), after taking into account such indebtedness as the Preferred Limited Partner Representative directs the Partnership to assume, incur or take “subject to” in the case of New Properties. The In-Kind Redeeming Preferred Partners shall appoint a single representative, in writing, in connection with a specific redemption pursuant to Section 14 to coordinate certain matters and exercise all of the rights of the In-Kind Redeeming Preferred Partners set forth in Section 14 (“Preferred Limited Partner Representative”); provided that if all In-Kind Redeeming Preferred Partners in connection with a specific redemption pursuant to Section 14 do not designate a Preferred Limited Partner Representative in writing, the General Partner shall designate one of the In-Kind Redeeming Preferred Partners as the Preferred Limited Partner Representative and such designation shall be conclusive for all purposes of this Agreement. The financing of an Identified Property prior to a redemption, the coordination of any guaranties or similar arrangements necessary to address the tax protection needs of the In-Kind Redeeming Preferred Partners, and the negotiation, if necessary, of the purchase and sale contract relating to the properties, shall be arranged for and coordinated by the Preferred Limited Partner Representative. The Partnership’s only obligation with respect to the financing of any Owned or New Property shall be to reasonably cooperate with the Preferred Limited Partner Representative to arrange for the incurrence, assumption or taking of title “subject to” such financing and neither the Partnership nor the General Partner shall be required to incur any costs, including but not limited to application fees, assumption fees, counsel fees, mortgage recording or transfer fees, or any personal liability (beyond its interest in the applicable New Properties) under any financing incurred or assumed in connection with the acquisition of any Owned or New Properties, except for liability as a result of the Partnership’s own acts or omissions pursuant to any “carveouts” from non-recourse provisions, and except for liability to fund such down payments and equity contributions as may be necessary to satisfy the loan to value and other underwriting requirements of the lender (which amount, subject to an increase of up to 10% of the appraised value of the property pursuant to Section 14(e), shall not be in excess of the Series T Redemption Price of the Series T Preferred Units being redeemed for Owned Properties or 97.5% of the Series T Redemption Price of the Series T Preferred Units being redeemed for New Properties). In-Kind Redeeming Preferred Partners may exercise this right at any time. The Partnership and the General Partner shall not be responsible for the tax treatment of the transaction to the In-Kind Redeeming Preferred Partners. As a precondition to the Partnership’s obligation to cooperate under this Section 14, the In-Kind Redeeming Preferred Partners must acknowledge that neither the Partnership nor the General Partner or any of their Affiliates shall have any responsibility for any action, failure to act or breach of any agreement by the seller or any lender with respect to the New Properties so long as the Partnership, the General Partner or such Affiliates, as applicable, have used commercially reasonable efforts, to the extent they have the ability to do so, to prevent such action, failure to act or breach. The Partnership and the General Partner shall report any distribution of Identified Properties to In-Kind Redeeming Preferred Partners as tax-free for applicable income tax purposes to the extent provided or permitted under the Code, the applicable Treasury Regulations, or other appropriate authority.

(b)           In connection with a redemption of Series T Preferred Units in exchange for New Properties, the In-Kind Redeeming Preferred Partners may request that the Partnership acquire stabilized properties equal to 97.5% of the Series T Redemption Price of their Series T Preferred Units and the Partnership shall have the reasonable approval rights, as described below, regarding the selection of any New Properties. The Preferred Limited Partner Representative shall negotiate the purchase and sale contract relating to New Properties and will endeavor to negotiate a usual and customary agreement with the reasonable cooperation of the Partnership. In connection with the redemption of the applicable Series T Preferred Units in exchange for the New Properties, the sales/redemption contract will be on terms and conditions no less favorable than those agreed to by the Preferred Limited Partner Representative in connection with the purchase of the New Properties. In exercising its right to approve the purchase of New Properties pursuant to this (b), the General Partner may consider, among other matters, (i) whether the asset is stabilized and does not require capital expenditures; (ii) whether the property produces sufficient cash flow; (iii) whether there are unusual environmental or any other risks associated with the property; (iv) whether the property is insurable without undue expense; and (v) the terms of the proposed purchase and sale agreement. Following the acquisition of such properties by the Partnership (or a single member limited liability company wholly-owned by the Partnership), the In-Kind Redeeming Preferred Partners shall have the right to require the Partnership to distribute such New Properties or limited liability company interests to them in redemption of the Series T Preferred Units of the In-Kind Redeeming Preferred Partners being redeemed (the “Call Right”) and the Partnership shall have the right to require the In-Kind Redeeming Preferred Partners to acquire the New Properties or limited liability company interests in redemption of the Series T Preferred Units of the In-Kind Redeeming Preferred Partners being redeemed based upon the greater of the then appraised value of the New Properties or the cost of acquiring the New Properties and of any improvements made by the Partnership to the New Properties. New Properties may be transferred by the Partnership to the applicable In-Kind Redeeming Preferred Partners at any time between the 90th and the 110th day following the acquisition of the subject New Properties upon not less than thirty (30) days written notice from the Partnership to the applicable In-Kind Redeeming Preferred Partners and the applicable In-Kind Redeeming Preferred Partners may require the Partnership to transfer such New Properties to them pursuant to the Call Right any time between the 180th and the 200th day following the acquisition of the subject New Properties upon not less than thirty (30) days notice from the applicable In-Kind Redeeming Preferred Partners to the Partnership.

(c)           In connection with a redemption of Series T Preferred Units in exchange for Owned Properties, upon such a request by the In-Kind Redeeming Preferred Partners to acquire an Owned Property, the Partnership and the Preferred Limited Partner Representative shall mutually agree on the value of the Owned Property (the “Agreed Value”) and the Agreed Value of the Owned Property shall be the appraised value of such property for the purposes of Section 14 of this Agreement.

(d)           With respect to any individual In-Kind Redeeming Preferred Partner, any redemption or series of redemptions pursuant to this Section 14 shall be for all, but not less than all, of such In-Kind Redeeming Preferred Partner’s Series T Preferred Units.

(e)           In connection with any in-kind redemption of Series T Preferred Units pursuant to this Section 14, the Partnership may make cash payments to the In-Kind Redeeming Preferred Partners, or such In-Kind Redeeming Preferred Partners may make cash payments to the Partnership, as applicable, to the extent necessary to equate the value of the property received in the redemption to the Series T Redemption Price of the Series T Preferred Units being redeemed; provided, however, that in each case the In-Kind Redeeming Preferred Partner agrees that (i) such cash payments shall not cause the Partnership to breach any tax covenant with respect to unrealized gain set forth in Section 12 and (ii) one hundred percent (100%) of the ownership interest in the Identified Property shall be distributed as part of the redemption transaction. Notwithstanding the foregoing, no cash payments made under this (e) may exceed ten percent (10%) of the appraised value of the property.

(f)            During the Partnership’s ownership of a New Property, profit and loss from such property shall be allocated to all of the Partners, without special allocation, to In-Kind Redeeming Preferred Partners.

(g)           In each case where a property is distributed to one or more In-Kind Redeeming Preferred Partners pursuant to this Section 14, the parties shall execute a usual and customary redemption/purchase and sale agreement, and, in the case of New Properties, such agreement shall be on terms and conditions no less favorable than the corresponding purchase agreement for the subject New Property. The General Partner and the Partnership shall cooperate in all reasonable respects in responding to requests for information from the Preferred Limited Partners that is in the possession of the General Partner or the Partnership or is reasonably obtainable by the General Partner or the Partnership and any Preferred Limited Partner Representative so that Preferred Limited Partners who may intend to exercise the rights of In-Kind Redeeming Preferred Partners hereunder may reasonably evaluate the properties that they may elect to acquire pursuant to their rights under this Section 14 and all criteria that may be relevant thereto, including, without limitation, criteria that may have bearing on the tax attributes of such properties in the hands of such potential In-Kind Redeeming Preferred Partners after giving effect to such potential redemption.

Section 15.            Reaffirmation. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

PROLOGIS, INC., a Maryland corporation the general partner

By:	/s/ Michael T. Blair
Name:	Michael T. Blair
Title:	Managing Director and Assistant Secretary

SIGNATURE PAGE TO THIRD AMENDMENT

EXHIBIT A TO THIRD AMENDMENT

Name and Address of Series T Preferred Partner	Number of Series T Preferred Units Being Issued	Initial Capital Contribution
Del Heil 15 Madrigal San Clemente, CA 92673	1,972.05	$49,301.25
Luke V. McCarthy 2428 Ridgeway Road San Marino, CA 91108	1,972.05	$49,301.25
Forbes W. Burdette 15715 Castlewoods Drive Sherman Oaks, CA 91403	493.28	$12,332.00
Goodman Family Trust (Gary Goodman and/or Victoria Goodman, Trustee) 31001 Paseo Boscana San Juan Capistrano, CA 92675-2924	493.28	$12,332.00
Roger J. Roelle 1083 Tamarisk Drive Napa, CA 94559-3512	374.93	$9,373.25
Debbie Christensen 10 Gentle Breeze Newport Coast, CA 92657	296.38	$7,409.50
Kris Nielsen 106 Bothun Road Berthoud, CO 80513	256.59	$6,414.75
John R. Provine P.O. Box 8769 Aspen, CO 81612	1,972.05	$49,301.25
Hubbell Realty Corporation 6900 Westown Parkway West Des Moines, IA 50266	4,057.21	$101,430.25
Jack W. Shoemaker 9 Maverick Lane Rolling Hills Estate CA 90274	1,546.85	$38,671.25
Ronald E. Soderling TTEE 901 Dove Street Newport Beach CA 92660	288,005.70	$7,200,142.50
Total	301,500.07	$7,537,501.75

Exhibit A

EXHIBIT B TO THIRD AMENDMENT

Name of Series T Preferred Partner	Protected Period	Aggregate Protected Amount Per Protected Partner
Forbes W. Burdette	1/31/2023	$750,000
Goodman Family Trust	1/31/2023	$750,000
Roger J. Roelle	1/31/2023	$500,000
Debbie Christensen	1/31/2023	$340,000
Kris Nielsen	1/31/2023	$250,000
Hubbell Realty Corporation	12/17/2013	$1,200,000
Jack W. Shoemaker	2/21/2019	$50,000
Ronald E. Soderling TTEE	7/1/2027	$4,000,000

Exhibit B

EXHIBIT C TO THIRD AMENDMENT

Form of Guaranty of Collection

GUARANTY OF COLLECTION

THIS GUARANTY OF COLLECTION is made as of [●] (this “Agreement”), by the persons listed on Schedule “A”, (each, a “Guarantor”), to and for the benefit of [●], in its capacity as lender (the “Lender”) of the Secured Debt (defined below) (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) and all its successors and assigns.

RECITALS:

WHEREAS, pursuant to that certain [LOAN]by and among [●] (the “Borrower”) and the Lender (the “Secured Debt”), the [●] are collectively called the “Loan Documents”),

WHEREAS, the Guarantor owns a direct equity interest in Prologis, L.P., a Delaware limited partnership (“Prologis OP”), which is the indirect owner of all of the outstanding ownership interests in the Borrower;

WHEREAS, Guarantor has duly authorized the execution, delivery and performance of this Guaranty in order to guarantee a portion of the Borrower's obligations with respect to the Loan, subject to, and otherwise in accordance with, the terms and conditions hereinafter set forth;

WHEREAS, the Guarantor directly benefits from the Secured Debt being made to the Borrower;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Guarantor hereby agrees as follows:

1.                  Guaranty. Subject to the terms and conditions set forth in this Agreement, the Guarantor hereby irrevocably, unconditionally, absolutely and directly agrees to pay to the Lender its Fixed Percentage (as set forth on Schedule A attached hereto) of the unpaid principal amount of the Secured Debt set forth in this Section 1 and as limited under the other provisions of this Agreement, including, without limitation, Section 3, together with the Fixed Percentage of the interest thereon, in each case to the extent provided for in the Loan Documents (the “Guaranteed Obligations”); provided, however, that the Guarantor shall have no obligation to make a payment hereunder with respect to any other costs, fees, expenses, penalties, charges or similar items payable by the Borrower or any other person or entity (a “Person”) that has guaranteed any payment under the Loan Documents other than the Guarantor (each, a “Borrower Party”, and collectively, the “Borrower Parties”) in respect of the Secured Debt or under the Loan Documents.

Exhibit C-1

2.                  Guaranty of Collection and Not of Payment. Notwithstanding any other provision of this Agreement, this Agreement is a guaranty of collection and not of payment, and Guarantor shall not be obligated to make any payment hereunder until each of the following is true: (a) Borrower shall have failed to make a payment due to the Lender in respect of such Guaranteed Obligations, and (b) the Lender shall have exhausted all Lender Remedies (as defined below).  The term “Lender Remedies” shall mean all rights and remedies at law and in equity that the Lender may have against Borrower to collect, or obtain payment of, the Secured Debt, including, without limitation, foreclosure or similar proceedings, litigation and collection on all applicable insurance policies.

3.                  Limitation/Tax Characterization. Notwithstanding any other term or condition of this Agreement it is agreed that Guarantor’s maximum liability under this Agreement with respect to amounts that are not recovered from the Borrower shall be equal to the lesser of: (A) (i) the Fixed Percentage (as defined below) multiplied by (ii) the amount of the Secured Debt that the Lender is unable to recover from the Borrower, prior to exercising any rights against a Guarantor, or (B) Guarantor’s “Guaranteed Amount”, as set forth on Schedule A hereto.

(a)               The “Fixed Percentage” is the amount set forth in Schedule A and shall be determined as the fraction, the numerator of which is the Guarantor’s Guaranteed Amount, as set forth on Schedule A hereto, and the denominator of which is the amount outstanding under the Secured Debt as set forth in Section 1 hereof, as determined from time to time.

(b)               The Fixed Percentage and the Guarantee Amount are intended to satisfy the requirements for a “vertical slice” guarantee within the meaning of. Reg. Section 1.752-2(b)(3)(ii)(C)(2) as promulgated under Section 752 of the Internal Revenue Code of 1986, as amended, and shall, to the extent possible, be interpreted consistently therewith.

(c)               This Agreement shall inure to the benefit of and be binding upon Guarantor and the Lender and its successors and assigns; provided, however, that Guarantor may not assign any of its obligations hereunder, and any such assignment shall be null and void.

4.                  Notice. As a condition to the enforcement of this Agreement, Guarantor shall have received written notice of any failure by Borrower to pay any Guaranteed Obligations to the Lender. Except for the notice required under the preceding sentence, Guarantor hereby waives notice of acceptance of this Agreement, demand of payment, presentment of this or any instrument, notice of dishonor, protest and notice of protest, or other action taken in reliance hereon and all other demands and notices of any description in connection with this Agreement. Subject to the last sentence of Section 2, Guarantor further waives and forgoes all defenses which may be available by virtue of any valuation, moratorium law or other similar law now or hereafter in effect, and any right to require the marshalling of assets.

Exhibit C-2

5.                  Termination of Guaranty; Modification of Secured Debt or Loan Documents. Subject to paragraph 3, this Guaranty is irrevocable as to any and all of the Guaranteed Obligations; provided that this Guaranty shall terminate upon satisfaction in full of the Obligations under the Loan Documents. Without in any manner limiting the generality of the foregoing, the Lender or any subsequent lender under the Loan Documents may, from time to time, without notice to or consent of Guarantor, agree to any amendment, waiver, modification or alteration of the Loan Documents (including, without limitation, the granting of security interests in the assets of Borrower and subsidiaries) relating to Borrower and their rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Loan Documents, increase or reduction of the rate of interest payable under the Loan Documents and release, substitution or addition of any guarantor or endorser), it being understood and agreed by the Lender, however, that Guarantor's obligations hereunder are subject, in all events, to the limitations set forth in paragraph 1; provided that, upon (i) any material change to the Secured Debt or Loan Documents, including, without limitation, any change to the maturity date or the interest rate under the Secured Debt or Loan Documents; or (ii) any agreement by the Lender or Borrower to subordinate, in right of payment or rank, any of the Obligations under the Secured Debt or Loan Documents to any other indebtedness or guaranty of indebtedness, then Prologis OP shall give Guarantor prompt written notice (which notice, Prologis OP, in any event, shall endeavor to give not less than one (1) week after such change or agreement) of such change or agreement and, within thirty (30) days of Guarantor's receipt of notice thereof, Guarantor may elect to terminate Guarantor's obligations under this Guaranty by written notice to the Lender and Prologis OP. Termination of this Guaranty by the Guarantor pursuant to this Section 5 shall take effect as of the date of the change or agreement giving rise to such termination right, provided, that the Guarantor shall have the option to elect, by so indicating in its notice of termination, that the termination of this Guaranty shall take effect on any date subsequent to such change or agreement as shall be specified by the Guarantor in such notice (it being agreed that, if the Guarantor shall terminate this Guaranty in accordance with the foregoing, then no claim may be asserted against the Guarantor under this Guaranty upon or after such termination of this Guaranty takes effect in accordance with the foregoing, regardless of any circumstance whatsoever). Termination of this Guaranty by reason of this Section 5 shall not in any way release, discharge, impair, or otherwise affect the obligations of Guarantor arising under this Guaranty prior to such termination or otherwise preclude the exercise by Lender of any rights under this Guaranty arising in connection with obligations of Guarantor.

6.                  Absolute Obligation. Subject to the provisions of Sections 1, 2, 3, 4, and 5 the obligations of Guarantor hereunder shall be absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any setoff, counterclaim, deduction, diminution, abatement, suspension, reduction, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations. Without limiting the generality of the foregoing, subject to the provisions of Sections 1,2,3,4, and 5, the obligations of Guarantor hereunder shall not be released, discharged, impaired or otherwise affected by any circumstance or condition whatsoever (whether or not the Borrower, any other Borrower Party, Guarantor, or any Lender has knowledge thereof) which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor as a matter of law or equity (other than the payment in full of all of the Guaranteed Obligations), including, without limitation:

(a)               any amendment, modification, addition, deletion or supplement to or other change to any of the terms of the Loan Documents, or any assignment or transfer of any thereof, or any furnishing, acceptance, surrender, substitution, modification or release of any security for, or guaranty of, the Guaranteed Obligations;

Exhibit C-3

(b)               any failure, omission or delay on the part of the Borrower or any other Borrower Party to comply with any term of any of the Loan Documents;

(c)               any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in the Loan Documents or any of them or any delay on the part of the Lender to enforce, assert or exercise any right, power or remedy conferred on the Lender in the Loan Documents;

(d)               any extension of the time for payment of the principal of or premium (if any) or interest on any of the Guaranteed Obligations, or of the time for performance of any other obligations, covenants or agreements under or arising out of the Loan Documents or any of them, or the extension or the renewal thereof,

(e)               to the extent permitted by applicable law, any voluntary or involuntary bankruptcy, insolvency, reorganization, moratorium, arrangement, adjustment, readjustment, composition, assignment for the benefit of creditors, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Borrower, any other Borrower Party or the Guarantor or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding (including, without limitation, any automatic stay incident to any such proceeding);

(f)                any limitation, invalidity, irregularity or unenforceability, in whole or in part, limiting the liability or obligation of the Borrower or any other Borrower Party or any security therefor or guarantee thereof or the Lender's recourse to any such security or limiting the Lender's right to a deficiency judgment against the Borrower, any other Borrower Party, the Guarantor or any other Person; and

(g)               any other act, omission, occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, release or discharge (including the release or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Borrower, any other Borrower Party, the Guarantor or any other Person, whether or not the Borrower, any other Borrower Party, the Guarantor, or the Lender shall have notice or knowledge of the foregoing).

7.                  Liability between Parties. Guarantor shall have no right of indemnification or contribution from, or subrogation against, the Borrower or any Borrower Party, or any direct or indirect owner of such Persons, or any other of the undersigned, it being the intention and understanding of Guarantor that Guarantor bears his portion of the ultimate risk of loss. If following the occurrence of each of the conditions set forth in Section 2(a), (b) and (c) of this Agreement, a Borrower Party makes a payment to the Lender that reduces the liability of a Guarantor, Guarantor shall indemnify (with no right to contribution or subrogation) such Borrower Party, and only to the extent that, the Guarantor would have been required to make a payment under this Guarantee had the Borrower Party not made such payment.

Exhibit C-4

8.                  Continuity of Guaranteed Obligations Bankruptcy or Insolvency. If all or any part of any payment applied to any Guaranteed Obligation is or must be recovered, rescinded or returned to the Borrower, a Guarantor or any other Person (other than the Lender) for any reason whatsoever (including, without limitation, bankruptcy, or insolvency of any party), such Guaranteed Obligation shall be deemed to have continued in existence and this Agreement shall continue in effect as to such Guaranteed Obligation, all as though such payment had not been made. For the avoidance of doubt, the bankruptcy, insolvency, or dissolution of, or the commencement of any case or proceeding under any bankruptcy, insolvency, or similar law in respect of, the Borrower or any other Borrower Party shall not require a Guarantor to make any payment under this Agreement until all of the conditions in Section 2 and Section 4 have been satisfied (including, without limitation, the exhaustion of all Lender Remedies).

9.                  No Waiver. No delay or omission on the part of the Lender in exercising any rights hereunder shall operate as a waiver of such rights or any other rights, and no waiver of any right on any one occasion shall result in a waiver of such right on any future occasion or of any other rights; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

10.              Representations and Warranties. Guarantor represents, warrants, and agrees that (a) this Agreement has been duly executed and delivered by such Guarantor, and constitutes the Guarantor's legal, valid and binding obligation enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer or other laws offering creditors rights, and by general equitable principles; (b) the making and performance of this Agreement does not and will not violate the provisions of any applicable law, regulation or order applicable to or binding on the Guarantor, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which the Guarantor is a party or by which the Guarantor or any of its property may be bound or affected; (c) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority or regulatory body or other third party for the execution, delivery and performance of this Guarantee by the Guarantor required to have been made or obtained by Guarantor have been obtained or made and are in full force and effect; (d) Guarantor has, and shall maintain, sufficient assets and an adequate net worth to perform all of his obligations under this Agreement, and shall provide notice to Lender of any transfer of assets constituting more than ten percent (10%) of the fair market value of Guarantor’s gross assets for less than full and adequate consideration including, without limitation, any gift; and (e) by virtue of the Guarantor's relationship with the Borrower, and Guarantor has received adequate consideration for this Agreement.

11.              Enforcement Expenses. Guarantor hereby agrees to pay all out-of-pocket costs and expenses of the Lender in connection with the enforcement of this Agreement (including, without limitation, the reasonable fees and disbursements of counsel employed by the Lender); provided that no payment shall be due and owing under this Section 10 during the pendency of any good faith dispute between the Guarantor and the Lender regarding the enforcement of this Agreement against the Guarantor and such payment shall be due only if (A) Guarantor agrees to make such payment or (B) a court of competent jurisdiction has determined pursuant to a final non-appealable order that this Agreement may be enforced against the Guarantor. In the case of a joint action or dispute between one or more Guarantor and the Lender, Guarantor involved in such action or dispute shall be liable for the amounts due under this Section 10 in proportion to its Guarantee Percentage in relation to the total Guarantee Percentages of the Guarantor thus involved, provided that a Guarantor who settles such dispute or action prior to the other Guarantor involved doing so shall not be liable for expenses incurred after such settlement if they are not related to such Guarantor any more.

Exhibit C-5

12.              Fraudulent Conveyance. Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement, Guarantor's guarantee of the Guaranteed Obligations hereunder and any liens and security interests securing a Guarantor's obligations under this Agreement, not constitute a Fraudulent Conveyance (as defined below). Consequently, Guarantor agrees that if this Agreement, such Guarantor's guarantee of the Guaranteed Obligations hereunder or any liens or security interests securing the Guarantor's obligations under this Agreement, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement, such guarantee and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause this Agreement, such guarantee or such lien or security interest to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 11, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

13.              Exculpation of Lenders. Guarantor acknowledges and agrees that none of Lender, or any of its successors or assigns, or any officer, director, partner, trustee, equity holder, agent, employee, attorney, attorney-in-fact, advisor or controlling Person of any of the foregoing (collectively, the “Lender Parties”) shall have any duty (including any fiduciary duty or any other express or implied duty), liability, obligation or responsibility whatsoever to the Guarantor arising from, in connection with or relating to (i) the Secured Debt and other extensions of credit contemplated by the Loan Documents, or (ii) any of the transactions contemplated by this Agreement or the Loan Documents, including, without limitation, any actual or alleged breach, misrepresentation or failure to perform any of their respective duties or obligations (including, but not limited to, any failure to fund or otherwise extend credit) under any Loan Document or any agreement, certificate or instrument related thereto (clauses (i) and (ii), collectively, the “Financing Matters”). No Lender Party shall be liable to the Guarantor for any action taken or not taken by such Lender Party in connection with any of the Financing Matters; provided, that, for the avoidance of doubt, the foregoing sentence shall not, in and of itself, operate as a waiver of defenses by the Guarantor to enforcement of this Agreement. Guarantor hereby waives, releases and forever discharges each of the Lender Parties from any and all actions, causes of action, suits, debts, losses, costs, controversies, damages, liabilities, judgments, claims and demands whatsoever, in law or equity or otherwise, whether known or unknown (collectively, “Claims”) directly or indirectly arising out of or relating to any of the Financing Matters, that the Guarantor ever had, now has or hereafter can, shall or may have against any of the Lender Parties, except to the extent arising as a result of (x) a demand for payment hereunder prior to the conditions in Section 2 and Section 4 being satisfied or (y) any act of gross negligence or willful misconduct committed by such Person at any time following the date hereof as determined by a court of competent jurisdiction pursuant to a final non-appealable order. Furthermore, Guarantor covenants not to sue any Lender Party in connection with or assert any Claim which such Guarantor may hereafter have in connection with any Financing Matter, except to the extent arising as a result of (x) a demand for payment hereunder prior to the conditions in Section 2 and Section 4 being satisfied or (y) any act of gross negligence or willful misconduct committed by such Person at any time following the date hereof as determined by a court of competent jurisdiction pursuant to a final non-appealable order. Each of the Lender Parties shall be an intended third party beneficiary of this Section 12 and may enforce the terms of this Section 12 as if such Lender Party were a direct party to this Agreement, and this Section 12 may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Lender.

Exhibit C-6

14.              Miscellaneous.

(a)               This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

(b)               Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any State of New York court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Lender hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in any such New York court or, to the extent permitted by law, in such federal court. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party (other than the Guarantor) may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction. Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York or federal court. Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)               This Agreement constitutes the entire agreement of the parties hereto (and the Lender shall, for the purpose of this Guaranty, be deemed to be a party hereto) with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties related thereto.

(d)               This Agreement is for the benefit of Lender and shall be executed by Guarantor, the executed Guarantee shall be delivered to Lender by Borrower.

Exhibit C-7

(e)               Each reference herein to the Lender shall be deemed to include the successors and assigns of the Lender under the Loan Documents; it being understood that this Agreement shall not be for the benefit of, or be assigned to, any refinancing or refunding source with respect to the Guaranteed Obligations (it being acknowledged that an amendment, restatement, waiver or other modification of the terms of the Loan Documents shall not constitute a refinancing or refunding for purposes of this provision) without the prior written consent of the Guarantor against whom this Agreement is intended to be enforceable, provided, that in no event shall the foregoing prevent or restrict any Lender from making an assignment, selling a participation in, pledging or granting a security interest in or otherwise transferring all or any portion of its interests in the Secured Debt (and its corresponding interest in the guarantee provided for hereunder) under the applicable provisions of Loan Documents (as in effect on the date hereof, except to the extent the applicable Guarantor consents to any subsequent amendment or other modification to such provisions) or impair any Lender's rights under this Agreement as a result of any such assignment, participation, pledge, security interest or transfer made in accordance with such provisions.

(f)                This Agreement is for the benefit only of the Lender, shall be enforceable by it alone, is not intended to confer upon any third party any rights or remedies hereunder, and shall not be construed as for the benefit of any third party; provided, however, that (i) the Lender shall be permitted, in its sole discretion, to pay or to direct the Guarantor to pay any and all amounts payable pursuant to this Agreement to the Lender or any third party, and (ii) each of the Lender Parties may enforce the provisions of Section 13 of this Agreement.

(g)               EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF AND THEREOF. THE PARTIES AGREE THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

15.              Amendments; Notices; Etc.

(a)               This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties hereto.

(b)               All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or personal delivery against receipt to the party to whom it is given, in each case, at such party's address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (with confirmation of receipt), on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

Exhibit C-8

If to the Borrower:	c/o Prologis, L.P.
1800 Wazee Street, Suite 500
Denver, CO 80202
Attention: Legal Department

With a copy to:	c/o Prologis, L.P.
Pier 1, Bay 1
San Francisco, CA 94111
Attention: Tax Department

If to Guarantor:	See Address on Guarantor’s Signature Page

or to such other address as any party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(c)               If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be held invalid or unenforceable in any jurisdiction, then (i) as to such jurisdiction, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which such term or provision is held invalid or unenforceable in such jurisdiction, shall not be affected thereby, (ii) the court making such determination shall have the power to reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and comes closest to expressing the intention of the invalid or unenforceable provision, and (iii) each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)               This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14(d), provided that receipt of copies of such counterparts is confirmed.

Exhibit C-9

Schedule A

Guarantor	Fixed Percentage (rounded) at Date of Agreement	Guarantee Amount

Exhibit C-10

IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date first above written.

Guarantor

By:

Name: [●]

Schedule A

Guarantor	Fixed Percentage (rounded) at Date of Agreement	Guarantee Amount

Exhibit C-11